Exhibit 5.1

[Bank of America Corporation letterhead]

April 26, 2006

Board of Directors

Bank of America Corporation

Bank of America Corporate Center

Charlotte, North Carolina 28255

Ladies and Gentlemen:

I have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 180,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Company’s 2003 Key Associate Stock Plan (the “Plan”).

In rendering the opinion set forth below, I have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed necessary or appropriate for this opinion. I have also examined the Company’s Registration Statement on Form S-8 (Registration No. 333-102043) relating to the issuance of up to 200,000,000 shares of Common Stock pursuant to the Plan (post-split) and the Company’s Registration Statement on Form S-8 (Registration No. 333-121513) relating to the issuance of up to 141,600,000 shares of Common Stock pursuant to the Plan.

Based on the foregoing, it is my opinion that the Shares have been duly and validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

I consent to be named in the Registration Statement as the attorney who passed upon the legality of the Shares, and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ William J. Mostyn III
William J. Mostyn III
Deputy General Counsel and Corporate Secretary